Exhibit 99.1

May 27, 2016

Mr. William Yeung

Via Email: yeungwillyeung@gmail.com

Re: Offer of Employment with Energy Recovery, Inc.

Dear William,

We are pleased to offer you a full-time position with Energy Recovery, Inc. (“ERI”) as General Counsel reporting to Joel Gay, President and Chief Executive Officer, based in our headquarters in San Leandro, California. Your technical skills and work experience will provide a valuable addition to our staff.

Salary and Start Date. We would like your employment with ERI to start no later than June 20, 2016. You will receive an annual base salary of $260,000 less deductions authorized or required by law, which will be paid bi-weekly in accordance with our standard payroll practices.

Annual Incentive Plan. You will also be eligible to participate in the Company’s Annual Incentive Plan, under which you will be eligible to receive up to 45% of your base salary for achieving certain performance goals, subject to the Company’s meeting its annual financial targets and other goals. For 2016 we will guarantee the prorated bonus you would have earned at your current employer. This amount will be paid in 2017 as part of our normal cycle (typically in March).

Long Term Incentive Plan. Subject to the approval and discretion of the Company's Board of Directors or its Compensation Committee, each year you may be granted an option to purchase shares of the Company's Common Stock under the Company's 2016 Equity Incentive Plan. The exercise price per share will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the day the Committee approves your grant, subject to the terms and conditions of the 2016 Equity Incentive Plan or such other Plan the Board and shareholders may approve.

Sign-on Stock Option Grant. As part of this offer and subject to the approval of the Company's Board of Directors or its Compensation Committee, you may be granted an option to purchase two hundred and fifty thousand dollars ($250,000) of ERI Common Stock under the standard terms of the Company's Amended and Restated 2008 Equity Incentive Plan. The option will vest over four (4) years with twenty-five percent (25%) of the shares vesting on the first anniversary of the vesting commencement date, which will be the first day of your employment. After the first anniversary of the vesting commencement date, one thirty-sixth (1/36th) of the remaining shares will vest each month thereafter.

Change of Control Plan. Under this offer, you will also be named a Participant in the Company’s Change in Control Plan (“CCP”), as amended. Per our plan all of your options would vest immediately in the event there is a change of control as that term is defined in the CCP.

Benefits. As a full-time employee, you will be eligible to receive employee benefits including participation in the discretionary paid time off program, medical, dental and vision insurance for you and your dependents, as well as long-term disability and life insurance. You may elect to participate in these programs as of the first day of the month following your start date. Please note that the benefits program may change from time to time at the Company’s discretion.

Termination. If you are terminated for any reason other than cause prior to the second anniversary of your start date, you will receive severance in the form of a lump sum payment, equal to six (6) months’ salary. These additional benefits will be computed using your annual base salary as of the date of the termination, less deductions required or permitted by applicable law.

Employment Status. Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, title, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at will” nature of your employment may not be changed.

Please note that this offer is conditioned upon your ability to present employment eligibility and properly complete the Form I-9 by the third workday after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you. It is ERI policy to conduct a comprehensive background check. This offer is contingent upon positive results from the background checks and your successful completion of the Watson Glaser assessment.

Please accept this offer of employment below by signing your name and setting forth the agreed start date below. After signing the document, please return this letter to me by email or fax by May 31, 2016. If your acceptance is not received by this date, we shall assume that you have declined the offer and the offer shall be null and void. We are excited about the prospect of your leading our global sales team and look forward to working with you.

Very truly yours,

/s/ Andrew B. Stroud, Jr.

Andrew B. Stroud, Jr.

Vice President, Human Resources

Signed Acceptance:      /s/ William Yeung

Start Date:      6/20/16